Exhibit 99.1

Contact:	Repros Therapeutics Inc. Joseph Podolski (281) 719-3447 President and Chief Executive Officer

REPROS THERAPEUTICS® ANNOUNCES PRICING OF
PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

THE WOODLANDS, Texas – February 3, 2011 – Repros Therapeutics Inc.® (NasdaqCM:RPRX) today announced the pricing of its public offering of 690,000 units, (including the exercise of the underwriter’s overallotment option), consisting of 2,760,000 shares of its common stock, Series A Warrants to purchase 2,070,000 shares of common stock and Series B warrants to purchase 1,690,500 shares of its common stock, at a price per unit of $17.15. Each unit consists of four shares of common stock, Series A Warrants exercisable for three shares of common stock at an exercise price of $0.01 per share and Series B Warrants exercisable for 2.45 shares of common stock at an exercise price of $2.49 per share. Gross proceeds to Repros, after the underwriting discount and before offering expenses, are expected to be approximately $11,000,000. Upon the closing of this offering, the Series A Warrants and Series B Warrants will be listed on the Nasdaq Capital Market under the symbols “RPRXW” and “RPRXZ,” respectively. The offering is expected to close on or about February 8, 2011.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), is acting as the sole underwriter in connection with the offering.

“This offering is expected to provide Repros funding into mid-2012,” Joseph S. Podolski, CEO, said. “It should allow us to complete both of our Androxal® clinical trials currently underway, as well as our low dose Proellex® study. Assuming successful completion of these studies, Repros anticipates having two product candidates ready to enter Phase 3 trials during 2012.”

A registration statement relating to the shares and warrants has been declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The shares of common stock and warrants comprising the units are being offered only pursuant to a prospectus. A copy of the prospectus may be obtained from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th floor, New York, NY 10022.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the timing of enrollment of patients into Repros’ current clinical trials and studies, the outcome of such clinical trial programs, and such other risks which are identified in the Company's Registration Statement on Form S-1 relating to the above offering. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.